As filed with the Securities and Exchange Commission on November 1, 2012

Registration No. 333- 178387

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

ON FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

K12 INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4774688
(State or Other Jurisdiction	(I.R.S. Employer Identification Number)
of Incorporation or Organization)

2300 Corporate Park Drive
Herndon, VA  20171
(703) 483-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ronald J. Packard
Chief Executive Officer
2300 Corporate Park Drive
Herndon, VA  20171
(703) 483-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

William P. O’Neill, Esq.
Latham & Watkins LLP
555 11th Street, NW
Washington, DC 20004
(202) 637-2200

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On December 8, 2011, K12 Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (Registration No. 333-178387) (as amended, the “Registration Statement” or the “Form S-1”).  The Registration Statement was declared effective by the SEC on December 28, 2011 to register for resale by the selling stockholders identified in the prospectus an aggregate of 4,000,000 shares of our Common Stock, par value  $0.0001 per share (the “Common Stock”), that were purchased by the selling stockholders on April 27, 2011, in a private placement that was exempt from the registration requirements of the federal and state securities laws.  This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (the “Post-Effective Amendment No. 1”) is being filed by the registrant to convert the Form S-1 into a registration statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Form S-1.

All filing fees payable in connection with the registration of the shares of the Common Stock covered by the Registration Statement were paid by the Company at the time of the initial filing of the Form S-1.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 1, 2012

PROSPECTUS

K12 Inc.

4,000,000 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale from time to time by certain of the selling stockholders identified in this prospectus, and any of their pledges, donees, transferees or other successors in interest, of up to an aggregate of 4,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) of K12 Inc. (the “Company”). We are registering the offer and sale of the Common Stock covered by this prospectus to satisfy registration rights we have granted to the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders, but we have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders identified in this prospectus will pay or assume brokerage commissions and similar charges incurred for the sale of shares of our Common Stock.

The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus and any accompanying prospectus supplements. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

Our Common Stock is traded on the New York Stock Exchange under the symbol “LRN”. On October 31, 2012, the closing sale price of the Common Stock on the New York Stock Exchange was $20.47 per share. You are urged to obtain current market quotations for the common stock.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2012.

Our principal executive offices are located at 2300 Corporate Park Drive, Herndon, VA  20171 and our telephone number is (703) 483-7000. Our Internet address is www.k12.com.  The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only.

For convenience in this prospectus, “K12,” “K12,” “we,” “our,” “our company,” “Company” and “us,” refer to K12 Inc. and its consolidated subsidiaries taken as a whole, unless the context suggests otherwise. References to fiscal years refer to the fiscal year ended June 30 of the year indicated. “K12 Inc.,” “K12,” and other brand names, trademarks, trade names and service marks of K12 Inc. appearing in this prospectus are the property of K12 Inc. Unless otherwise noted, all other trademarks, trade names or service marks appearing in this prospectus are the property of their respective owners.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act.  The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to:

•            the reduction of per pupil funding amounts at the schools we serve;

•            failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received;

•            reputation harm resulting from poor performance or misconduct by operators in any school in our industry and in any school in which we operate;

•            legal and regulatory challenges from virtual and blended public school opponents;

•            discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes;

•            termination of our contracts with schools due to a loss of authorizing charter;

•            failure to enter into new contracts or renew existing contracts with schools;

•            risks associated with entering into and successfully integrating mergers, acquisitions and joint ventures;

•            our potential inability to further develop, maintain and enhance our technology, products, services and brands;

•            inability to recruit, train and retain quality teachers and employees;

•            infringement of our intellectual property; and

•            new market entrants and competitive technologies.

Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” in this prospectus.  All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements as well as other cautionary statements that are made from time to time in our public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

ii

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Our Company

We are a technology-based education company. We offer proprietary curriculum, software systems and educational services designed to facilitate individualized learning for students primarily in kindergarten through 12th grade, or K-12. Our mission is to maximize a child’s potential by providing access to an engaging and effective education, regardless of geographic location or socio-economic background. Since our inception, we have invested more than $305 million to develop and, to a lesser extent, acquire curriculum and online learning platforms that promote mastery of core concepts and skills for students of all abilities. K12 provides a continuum of technology-based educational products and solutions to districts, public schools, private schools, charter schools and families as we strive to transform the educational experience into one that delivers individualized education on a highly scalable basis.

As an innovator in K-12 online education, we believe we have attained distinctive core competencies that allow us to meet the varied needs of online public schools, school districts, states, private schools and individual learners. These core competencies include our ability to create engaging curriculum, train teachers to be effective in online instruction, provide turn-key management services to online schools, customize online learning programs for school districts, develop innovative new offerings (such as our Flex schools and National Math Lab) and assist legislators and policy makers in understanding the many benefits of online learning to complement and transform traditional schools. These strengths enable us to provide a unique set of products and services primarily to three lines of business that share many common attributes, including, curriculum, learning systems, management expertise, logistical systems and marketing. These businesses are: Managed Public Schools (turn-key management services provided to public schools), Institutional Business (educational products and services provided to school districts, public schools and other educational institutions that we do not manage), and International and Private Pay Business (private schools for which we charge student tuition and make direct consumer sales).

Managed Public Schools.

Virtual Public Schools.  The majority of our revenue is derived from virtual public schools that we manage. In addition to access to our course catalog, course materials and, in certain cases, student computers, we provide these schools with a variety of management, technology and academic support services. In full-time virtual managed schools, students receive online lessons over the Internet and utilize offline learning materials we provide. The full-time virtual schools we manage are generally associated with different curricula and orientations. K12 managed schools (often named virtual acadamies) serve K-8 or K-8 and high school students, principally utilize K12 curriculum, and attract both mainstream and at-risk students. In addition to these virtual academies, we manage Insight schools, which serve middle school and high school students, typically utilize the Aventa curriculum and tend to attract at-risk students. iQ Academies serve middle school and high school students, primarily utilize the Aventa curriculum, and are generally only partially managed by K12—typically, the academic program and regulatory compliance for iQ Academies are managed by their host school or school district.

Blended Public Schools.  In addition to our full-time virtual programs, we also manage and sell our products and services to blended schools (sometimes referred to as hybrid schools), which are public schools that combine online and face-to-face instruction in many different arrangements with varying amounts of time spent in a physical learning center.

For both virtual and blended managed schools, we generally take responsibility for all aspects of the management of the schools, including monitoring academic achievement, teacher recruitment and training, compensation recommendations for school personnel, financial management, enrollment processing and procurement of curriculum, equipment and other required services. Funding is provided primarily by state governments. For the 2012-13 school year, we will provide turn-key management services to Managed Public Schools in 32 states and the District of Columbia.

Institutional Business.

We work closely as partners with a growing number of districts and schools, enabling them to offer their students an array of online education solutions, including full-time virtual and blended programs, semester courses and supplemental solutions. In addition to curriculum, systems and programs, we also provide teacher training, teaching services and other support services. These institutions include public schools, school districts, private schools, charter schools and early childhood learning centers.

Additionally, we operate a joint venture with Middlebury College, known as Middlebury Interactive Languages LLC (“MIL”), to develop and market online foreign language courses. For the 2011-12 school year, we served school districts or individual schools in all 50 states and the District of Columbia, including those where the regulatory environment restricts or prohibits state-wide online programs.

International and Private Pay Business.

We operate three online private schools: The Keystone School, the K12 International Academy and the George Washington University Online High School. We also manage a foreign brick and mortar private school (International School of Berne) and have entered into agreements which enable us to distribute our products and services to over 1,000 school partners throughout the world. We serve students from 85 countries around the world. We also are pursuing international opportunities where we believe there is significant demand for a quality online education; our principal customers are expatriate families and foreign students who wish to study in English. Additionally, our curriculum is sold to end user customers who desire to educate their children outside of the traditional school system or to supplement their child’s traditional education.

To support the growing demand for K-12 online education, we completed several strategic acquisitions since 2010 to expand our product line, primarily in our Institutional and Private Pay businesses, and to gain greater scale across our operations. Given our rapid growth, we have begun to make significant capital investments in our infrastructure, including most recently the core for a company-wide enterprise resource planning (“ERP”) system, a second data center, and an upgrade to our customer relationship management (“CRM”) system. As we continue to leverage our core competencies and integrate our acquisitions, we believe we are well positioned to drive and manage the substantial growth we have experienced since our first year as a public company when we achieved revenues of $141 million for the fiscal year ended June 30, 2007. Since fiscal year 2010, our revenues have increased from $384 million to $708 million, representing growth of 84% over two years.

Our Corporate Information

We were incorporated in Delaware in December 1999. Our principal executive offices are located at 2300 Corporate Park Drive, Herndon, VA 20171. Our telephone number is (703) 483-7000. Our website address is www.K12.com. These are textual references only. We do not incorporate the information on, or accessible through, any of our websites into this prospectus, and you should not consider any information on, or that can be accessed through, our websites as part of this prospectus.

THE OFFERING

Common Stock Offered by the Selling Stockholders	Up to 4,000,000 shares.

Common Stock Outstanding Prior to and After this Offering	36,850,695 shares.

Selling Stockholders	All of the shares are being offered by the selling stockholders named herein. See “Selling Stockholders” for more information on the selling stockholders.

Use of Proceeds	The selling stockholders are selling all of the shares in this offering. We will not receive any net proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may resell their shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions. For additional information on the methods of sale that may be used by the selling stockholders, see “Plan of Distribution.”

New York Stock Exchange Symbol	“LRN.”

Dividend Policy	We do not expect to pay any dividends on our common stock for the foreseeable future.

Risk Factors	See “Risk Factors” beginning on page 4 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

This prospectus covers the offer and sale by the selling stockholders identified in this prospectus of up to 4,000,000 shares of our Common Stock, which we refer to as the “Offering.” We issued an aggregate of 4,000,000 shares of our Common Stock to the selling stockholders on April 27, 2011, in a private placement that was exempt from the registration requirements of the federal and state securities laws. We refer to this private placement as the “Transaction.” Further information about the Transaction can be found in our current reports on Form 8-K, which were filed with the SEC on April 18 and 29, 2011. We are also registering for resale any additional shares of Common Stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties described below and the other information contained in or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before making an investment decision. If any of these risks, or any other risk not currently known to us or that we currently deem immaterial, should actually occur, our business, financial condition, and results of operations could be materially adversely affected.  As a result, the market price of our Common Stock could decline, and you may lose part or all of your investment.

Risks Related to Government Funding and Regulation of Public Education

Most of our revenues depend on per pupil funding amounts and payment formulas remaining near the levels existing at the time we execute service agreements with the Managed Public Schools we serve. If those funding levels or formulas are materially reduced or modified due to economic conditions or political opposition, new restrictions adopted or payments delayed, our business, financial condition, results of operations and cash flows could be adversely affected.

The public schools we contract with are financed with government funding from federal, state and local taxpayers. Our business is primarily dependent upon those funds. Budget appropriations for education at all levels of government are determined through the political process, which may also be affected by conditions in the economy at large, such as the recent recessionary climate in the United States which led to budgetary pressures on state and local governments. As a result, funding for the Managed Public Schools we serve has declined and may continue to decline, and experience future instability. The political process and general economic conditions create a number of risks that could have an adverse effect on our business including the following:

•            Legislative proposals can and have resulted in budget or program cuts for public education, including the virtual and blended public schools and school districts we serve, and therefore have reduced and could potentially limit or eliminate the products and services those schools purchase from us, causing our revenues to decline. From time to time, proposals are introduced in state legislatures that single out virtual and blended public schools for disparate treatment. For example, in 2011, an education budget was proposed in Arizona that would have impacted the per pupil funding for the Arizona Virtual Academy although ultimately, those proposed funding cuts were not enacted into law.

•            Economic conditions could reduce state education funding for all public schools, and could be disproportionate for the Managed Public Schools we serve. Our annual revenue growth is impacted by changes in federal, state and district per pupil funding levels. Due to the budgetary problems arising from the recession, many states have reduced per pupil funding for public education affecting many of the public schools we serve, including even abrupt mid-year cuts in certain states, which in some cases were retroactively applied to the start of the school year as a result of formulaic adjustments. While the American Recovery and Reinvestment Act of 2009 and the Education Jobs and Medicaid Assistance Act of 2010 provided temporary stimulus funds to states, it did not fully offset the state funding reductions, and have now generally expired. Our financial results reflect the state funding reductions, federal funds provided and expense reductions that we undertook in order to mitigate the impact of these budget constraints. At this time, many states still have budget issues. The specific level of federal, state and district funding for the coming years is not yet known and, taken as a whole, it is reasonable to believe that a number of the public schools we serve could experience lower per pupil enrollment funding in the future.

•            As a public company, we are required to file periodic financial and other disclosure reports with the SEC. This information may be referenced in the legislative process, including budgetary considerations, related to the funding of alternative public school options, including virtual public schools and blended schools. The disclosure of this information by a for-profit education company, regardless of parent satisfaction and student performance, may nonetheless be used by opponents of virtual and blended public schools to propose funding reductions.

•            From time to time, government funding to schools is not provided when due, which sometimes causes the affected schools to delay payments to us for our products and services. These payment delays have occurred in the past and can deprive us of significant working capital until the matter is resolved, which could hinder our ability to implement our growth strategies and conduct our business. For example, in fiscal year 2012, due to shortfalls in its general revenue funds, California announced that it would be deferring its per-student attendance payments to all public schools until early fiscal year 2013, which significantly increased our accounts receivable balance.

The poor performance or misconduct by operators of other virtual public schools, public school district virtual learning programs or blended schools could tarnish the reputation of all the school operators in our industry, which could have a negative impact on our business.

As a non-traditional form of public education, Managed School operators will be subject to scrutiny, perhaps even greater than that applied to traditional public schools or charter schools. Not all virtual public school, school district virtual learning program or blended school operators will have successful academic programs or operate efficiently, and new entrants may not perform well either. Such underperforming operators could create the impression that virtual schooling is not an effective way to educate students, whether or not our learning systems achieve satisfactory performance. Moreover, some Managed School operators have been subject to governmental investigations alleging the misuse of public funds or financial irregularities. These allegations have attracted significant adverse media coverage and have prompted legislative hearings and regulatory responses. Although these investigations have focused on specific companies and individuals, or even entire industries in the case of misleading practices by for-profit higher education companies, they may negatively impact public perceptions of virtual public school, school district virtual learning program or blended school providers generally, including us. The precise impact of these negative public perceptions on our current and future business is difficult to discern, in part because of the number of states in which we operate and the range of particular malfeasance or performance issues involved. We have incurred significant lobbying costs in several states advocating against harmful legislation which, in our opinion, was aggravated by negative media coverage about us or other Managed School operators. If these few situations, or any additional misconduct, cause all virtual public school, school district virtual learning program and blended school providers to be viewed by the public and/or policymakers unfavorably, we may find it difficult to enter into or renew contracts to operate virtual or blended schools. In addition, this perception could serve as the impetus for more restrictive legislation, which could limit our future business opportunities. Finally, as we seek to provide online courses and supporting systems to higher education institutions, allegations of abuse of federal financial aid funds and other statutory violations against for-profit higher education companies, could negatively impact our opportunity to succeed in this market through increased regulation and decreased demand.

Opponents of virtual and blended public schools have sought to challenge the establishment and expansion of such schools through the judicial process. If these interests prevail, it could damage our ability to sustain or grow our current business or expand in certain jurisdictions.

We have been, and will likely continue to be, subject to public policy lawsuits filed against virtual and blended schools by those who do not share our belief in the value of this form of public education. Whether or not we are a named party to these lawsuits, legal claims have involved challenges to the constitutionality of authorizing statutes, methods of instructional delivery, funding provisions and the respective roles of parents and teachers. For example, in May 2011, the Georgia Supreme Court ruled in Gwinnett County School District v. Cox et al. (Case No. S10A1773) that the Georgia State legislature exceeded its authority by creating a commission to authorize public charter schools that compete with local public school districts. Although the Georgia Cyber Academy online charter school we serve (“GCA”) was established under a different charter school statute that was not at issue in the case, a potential increase in funding for students who attend GCA was negatively affected.

The failure of the Managed Public Schools we serve to comply with applicable government regulations could result in a loss of funding and an obligation to repay funds previously received, which could adversely affect our business, financial condition and results of operations.

Once authorized by law, virtual and blended public schools are generally subject to extensive regulation. These regulations cover specific program standards and financial requirements including, but not limited to: (i) student eligibility standards; (ii) numeric and geographic limitations on enrollments; (iii) state-specific curriculum requirements; (iv) restrictions on open-enrollment policies by and among districts; and (v) in some cases prescribed teacher: student ratios and teacher funding allocations from per pupil funding. State and federal funding authorities conduct regular program and financial audits of virtual and blended public schools, including the Managed Public Schools we serve, to ensure compliance with applicable regulations. If a virtual or blended public school we serve is found to be noncompliant, it can be barred from receiving additional funds and could be required to repay funds received during the period of non-compliance, which could impair that school’s ability to pay us for services in a timely manner, if at all. Additionally, the indemnity provisions in our standard service agreements with virtual and blended public schools may require us to return any contested funds on behalf of the school. For example, in 2010, an audit was completed of a fully-managed virtual school we serve in Washington State that involved the quality of documentation, and interpretation of the rules governing such documentation, maintained by the school district for statewide enrollments and student-teacher contacts. Without any admissions of liability, the school district agreed to reimburse the state for a significantly-reduced portion of the originally disputed amount to be paid over a period of four years. Pursuant to our management agreement, we agreed to indemnify the school district for these payments.

Virtual and blended public schools are relatively new, and enabling legislation therefore is often ambiguous and subject to discrepancies in interpretation by regulatory authorities, which may lead to disputes over our ability to invoice and receive payments for services rendered.

Statutory language providing for virtual and blended public schools is sometimes interpreted by regulatory authorities in ways that may vary from year to year making compliance subject to uncertainty. More issues normally arise during our first few school years of doing business in a state because the enabling legislation often does not address specific issues, such as what constitutes proper documentation for enrollment eligibility in a virtual or blended school. We normally work through these issues and come to an agreement with the regulatory authorities on these details, although from time to time, there are changes to the regulators’ approach to determining the eligibility of virtual or blended school students for funding purposes. Another issue may be differing interpretations on what constitutes a student’s substantial completion of a semester in a public school. These regulatory uncertainties may lead to disputes over our ability to invoice and receive payments for services rendered, which could adversely affect our business, financial condition and results of operations.

The operation of virtual and blended public charter schools depends on the maintenance of the authorizing charter and compliance with applicable laws. If these charters are not renewed, our contracts with these schools would be terminated.

In many cases, virtual and blended public schools operate under a charter that is granted by a state or local authority to the charter holder, such as a community group or an established not-for-profit corporation, which typically is required by state law to qualify for student funding. In fiscal year 2012, approximately 83% of our revenue was derived from Managed Public Schools, the majority of which were virtual and blended public schools operating under a charter. The service agreement for these schools is with the charter holder or the charter board. Non-profit charter schools qualifying for exemption from federal taxation under Code Section 501(c)(3) as charitable organizations must also operate on an arms-length basis in accordance with Internal Revenue Service rules and policies to maintain that status and their funding eligibility. In addition, all state charter school statutes require periodic reauthorization. While none of the virtual and blended public schools we manage have failed to maintain their authorizing charter, if a virtual or blended public school we manage fails to maintain its tax-exempt status and funding eligibility, or if its charter is revoked for non-performance or other reasons that may be due to actions of the independent charter board completely outside of our control, our contract with that school would be terminated. For example, in July 2009, the Pennsylvania Department of Education (“PDE”) instituted charter revocation proceedings against the Agora Cyber Charter School based on allegations of charter violations and non-compliance with state charter school and other laws by the independent charter board, even though the PDE had no complaints against us. However, the charter was renewed for five years on June 30, 2010, following PDE approval of a new board and management contract with us.

Actual or alleged misconduct by our senior management and directors or officials could make it more difficult for us to enter into new contracts or renew existing contracts.

If any of our directors, officers, key employees or officials are accused or found to be guilty of serious crimes, including the mismanagement of public funds, the schools we serve could be barred or discouraged from entering into or renewing service agreements with us. As a result, our business and revenues would be adversely affected.

New laws or regulations not currently applicable to for-profit education companies in the K-12 sector could be enacted and negatively impact our operations and financial results.

As the provision of online K-12 public education matures, novel issues may arise that could lead to the enactment of new laws or regulations similar to, or in addition to, laws or regulations applicable to other areas of education and education at different levels. For example, for-profit education companies that own and operate post-secondary colleges depend in significant respect on student loans provided by the federal government to cover tuition expenses, and federal laws prohibit incentive compensation for success in securing enrollments or financial aid to any person engaged in student recruiting or admission activities. In contrast, while students in virtual or blended public K-12 schools are entitled to a free public education with no federal or state loans necessary for tuition, similar laws could be enacted that make for-profit management companies serving such schools subject to similar restrictions

Risks Related to Our Business and Our Industry

The schools we contract with and serve are governed by independent governing bodies that may shift their priorities or change objectives in ways adverse to us, or react negatively to acquisitions or other transactions.

We contract with and provide a majority of our products and services to virtual and blended public schools blended governed by independent boards or similar governing bodies. While we typically share a common objective at the outset of our business relationship, over time our interests could diverge, such as may result from an acquisition that includes another online public school that seeks to enroll students from the same geographic territory. If these independent boards of the schools or school districts we serve subsequently shift their priorities or change objectives, and as a result reduce the scope or terminate their relationship with us, our ability to generate revenues would be adversely affected if an alternative virtual or blended public school we serve is not available to enroll the affected students.

Our contracts with the Managed Public Schools we serve are subject to periodic renewal, and each year several of these agreements are set to expire. If we are unable to renew several such contracts or if a single significant contract expires during a given year, our business, financial condition, results of operations and cash flow could be adversely affected.

We have contracts to provide our full range of products and services to virtual and blended public schools in 32 states and the District of Columbia. Some of these contracts are scheduled to expire in any given year although the expiration of any single contract is not necessarily significant because of the numerous Managed Public Schools contracts we assumed in connection with our acquisitions of KC Distance Learning and Kaplan Virtual Education. We usually begin to engage in renewal negotiations during the final year of these contracts. In order to renew these contracts, we have to enter into negotiations with the independent boards of these virtual and blended public schools blended. Historically we have been successful in renewing these contracts, but such renewals typically contain revised terms, which may be more or less favorable than the terms of the original contract. While schools with valid charters could decide not continue to renew their contracts upon expiration, each renegotiation is unique and, if we are unable to renew several such contracts or one significant contract expires during a given year, or if such renewals have significantly less favorable terms than existing contracts, or an underlying charter is revoked or not renewed, our business, financial condition, results of operations and cash flow could be adversely affected.

If we fail to remain profitable, achieve further marketplace acceptance for our products and services, or fail to enroll or reenroll a sufficient number of students, our business, financial condition and results of operations will be adversely affected.

The first virtual public schools we serve began enrolling students in the 2001-02 school year. We first achieved positive income from operations in the fiscal year ended June 30, 2006. Prior to that period, we sustained cumulative net losses totaling approximately $90 million. In fiscal year 2011, we also embarked on a diversification and acquisition plan to leverage our core competencies by selling our products and services to school districts and private schools. There can be no guarantee that we will remain profitable, or that our products and services will achieve further marketplace acceptance. Our marketing efforts may not generate a sufficient number of new or returning student enrollments to sustain our business plan, especially as the mix of student enrollments based on grade level and academic record evolves; our capital and operating costs may exceed planned levels; and we may be unable to develop and enhance our service offerings to meet the demands of all of our public school and private pay customers. In addition, we actively manage our labor costs and our overall profitability can be negatively impacted by increases in competitive market salaries or any organization of labor. If we are not successful in managing our business and operations, our financial condition and results of operations will be adversely affected.

If student performance falls, if No Child Left Behind standards are not achieved, if teachers or administrators tamper with state test scoring or if parent and student satisfaction declines, a significant number of students may not remain enrolled in a virtual or blended public school that we serve, or charters may not be renewed or enrollment caps could be put in place, or enrollment practices could be limited and our business, financial condition and results of operations will be adversely affected.

The success of our business depends on the choice of a family to have their child begin or continue his or her education in a virtual or blended public school that we serve. This decision is based on many factors, including student performance and parent and student satisfaction. Students may perform significantly below state averages or the virtual school or blended school may fail to meet the standards of the No Child Left Behind Act (“NCLB”), analogous state standards, or the conditions of waivers provided to states by the U.S. Department of Education. Like many traditional brick and mortar public schools, not all of the Managed Public Schools we serve meet the Adequate Yearly Progress (“AYP”) requirements of NCLB, or one of these other benchmarks, as large numbers of new enrollments from students underperforming in traditional schools can lower overall results or the underperformance of any one subgroup can lead to the entire school failing to achieve AYP. In addition, although serving at-risk students is an important aspect of our mission to educate any child regardless of circumstance, the performance of these students can adversely affect schools’ standing under federal and state accountability systems. We expect that, as our enrollments increase and the portion of students that have not used our learning systems for multiple years increases, the average performance of all students using our learning systems may decrease, even if the individual performance of other students improves over time. This effect may also be exacerbated if students enrolled in schools that we acquire are predominately below state proficiency standards. Moreover, Congress may amend the NCLB statute in ways that positively or negatively impact the schools we serve. In view of the shortcomings with the AYP performance standards, the Obama administration has been granting waivers from the NCLB’s requirements in a significant number of states.

Students in the Managed Public Schools we serve are required to periodically complete standardized state testing and the results of this testing may have an impact on school funding. Furthermore, if a school experiences repeated poor standardized test results, the NCLB and many state accountability systems require that a series of escalating remediation actions must be taken at the school, ultimately leading to closure of the school if the remediation actions are not successful. Further, teachers or school administrators may engage in altering student test scores in order to achieve these objectives and avoid the consequences of failing to meet AYP or state proficiency standards. Finally, parent and student satisfaction may decline as not all parents and students are able to devote the substantial time and energy necessary to complete our curriculum. A student’s satisfaction may also suffer if his or her relationship with the virtual school or blended school teacher does not meet expectations. If a student’s performance or satisfaction declines, students may decide not to remain enrolled in a virtual public school or blended school that we serve and our business, financial condition and results of operations will be adversely affected.

Mergers, acquisitions and joint ventures present many risks, and we may not realize the financial and strategic goals that formed the basis for the transaction.

When strategic opportunities arise to expand our business, we may acquire or invest in other companies using cash, stock, debt, asset contributions or any combination thereof. We may face risks in connection with these or other future transactions, including the possibility that we may not realize the anticipated cost and revenue synergies or further the strategic purpose of any acquisition if our forecasts do not materialize. The pursuit of acquisitions may divert the resources that could otherwise be used to support and grow our existing lines of business. Acquisitions may also create multiple and overlapping product lines that are offered, priced and supported differently, which could cause customer confusion and delays in service. Customers may decline to renew their contracts or the contracts of acquired businesses might not allow us to recognize revenues on the same basis. These transactions may also divert our management’s attention and our ongoing business may be disrupted by acquisition, transition or integration activities. In addition, we may have difficulty separating, transitioning and integrating an acquired company’s systems and the associated costs in doing so may be higher than we anticipate.

There may also be other adverse effects on our business, operating results or financial condition associated with the expansion of our business through acquisitions. We may fail to identify or assess the magnitude of certain liabilities, shortcomings or other circumstances prior to acquiring a company or technology, which could result in unexpected accounting treatment, unexpected increases in taxes due or a loss of anticipated tax benefits. Our use of cash to pay for acquisitions may limit other potential uses of our cash, including investment in other areas of our business, stock repurchases, dividend payments and retirement of outstanding indebtedness. If we issue a significant amount of equity for future acquisitions, existing stockholders may be diluted and earnings per share may decrease. We may pay more than the acquired company or assets are ultimately worth and we may have underestimated our costs in continuing the support and development of an acquired company’s products. Our operating results may be adversely impacted by liabilities resulting from a stock or asset acquisition, which may be costly, disruptive to our business, or lead to litigation.

We may be unable to obtain required approvals from governmental authorities on a timely basis, if it all, which could, among other things, delay or prevent us from completing a transaction, otherwise restrict our ability to realize the expected financial or strategic goals of an acquisition or have other adverse effects on our current business and operations. We may face contingencies related to intellectual property, financial disclosures, and accounting practices or internal controls. Finally, we may not be able to retain key executives of an acquired company.

The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a larger acquisition or several concurrent acquisitions.

We are implementing a new company-wide enterprise resource planning (ERP) system. The implementation process is complex and involves a number of risks that may adversely affect our business and results of operations.

In fiscal year 2011, we began replacing our multiple legacy business systems at different sites with a new company-wide, integrated ERP system to handle various business, operating and financial processes. Although Phase 1 is nearing completion, the integration is ongoing. When fully-implemented, the new system will enhance a variety of important functions, such as order entry, invoicing, accounts receivable, accounts payable, financial consolidation and internal and external financial and management reporting matters. ERP implementations are complex and time-consuming projects that involve substantial expenditures on system hardware and software and implementation activities that often continue for several years. Such an integrated, wide-scale implementation also requires transformation of business and financial processes in order to reap the benefits of the ERP system. Significant efforts are required for requirements identification, functional design, process documentation, data conversion, user training and post implementation support. Problems in any of these areas could result in operational issues including delayed billing and accounting errors and other operational issues. System delays or malfunctioning could also disrupt our ability to timely and accurately process and report results of our operations, financial position and cash flows, which could impact our ability to timely complete important business processes.

Until the new ERP system is fully implemented, we expect to incur significant additional selling, general and administrative expenses and capital expenditures to implement and test the system, and no assurance can be provided that problems will not be encountered with the new system, that planned enhancements and updates will not result in significant deficiencies or material weaknesses in our internal controls in the future, or could result in material misstatements that would require us to restate our financial statements, cause investors to lose confidence in our ability to report accurate and timely financial information and have a negative effect on our stock price.

In addition, our business and results of operations may be adversely affected if the ERP experiences operating problems and/or cost overruns during the implementation process or if the ERP system and the associated process changes do not function as expected or give rise to the expected benefits.

We plan to continue to create new products, expand distribution channels and pilot innovative educational programs to enhance academic performance. If we are unable to effectively manage these initiatives or they fail to gain acceptance, our business, financial condition, results of operations and cash flows would be adversely affected.

As we create and acquire new products, expand our existing customer base and pilot new educational programs, we expect to face challenges distinct from those we currently encounter, including:

•            our continued development of public blended schools and individualized learning centers (also known as Flex schools) which has produced different operational challenges than those we previously encountered. In addition to the online component, these schools sometimes require us to lease facilities for classrooms, staff classrooms with teachers, provide meals and kitchen facilities, adhere to local safety and fire codes, purchase additional insurance and fulfill many other responsibilities;

•            our further expansion into international markets may require us to conduct our business differently than we do in the United States or in existing countries. Additionally, we may have difficulty training and retaining qualified teachers or generating sufficient demand for our products and services in international markets. International opportunities will also present us with different legal, operational, tax and currency challenges;

•            the use of our curriculum in classrooms will produce challenges with respect to adapting our curriculum for effective use in a traditional classroom setting;

•            our operation of traditional or brick and mortar schools, as well as flex schools used on a full-time basis by students accessing our curriculum online under the supervision of certified teachers and supporting instructors, has necessitated different management skills and presented additional risks compared to those in our core Managed Public Schools business;

•            our online private school business is dependent on a tuition-based financial model and may not be able to enroll a sufficient number of students over time to achieve long-run profitability or deliver a high level of customer satisfaction;

•            our participation in summer foreign language instruction camps through MIL, our joint venture with Middlebury College, could generate new legal liabilities and financial consequences associated with our responsibility for students housed on leased college campuses on a 24-hour basis over the duration of the camp; and

•            our continual efforts to innovate and pilot new programs to enhance student learning may not always succeed or may encounter unanticipated opposition.

Our failure to manage these business expansion programs, or any new business expansion programs we pursue, may have an adverse effect on our business, financial condition, results of operations and cash flows.

If demand for increased options in public schooling does not continue or if additional states do not authorize or adequately fund virtual or blended public schools, our business, financial condition and results of operations could be adversely affected.

Over the previous four fiscal years, we entered into service agreements for fully-managed virtual public schools and blended schools in 12 new states bringing our total to 32 states and the District of Columbia for the 2012-13 school year. If the demand for virtual and blended public schools does not increase, if the remaining states are hesitant to authorize virtual or blended public schools, if enrollment caps are not removed or raised, or if the funding of such schools is inadequate, our business, financial condition and results of operations could be adversely affected.

Increasing competition in the education industry sectors that we serve could lead to pricing pressures, reduced operating margins, loss of market share, departure of key employees and increased capital expenditures.

As a general matter, we face varying degrees of competition from several discrete education providers because our learning systems integrate all the elements of the education development and delivery process, including curriculum development, textbook publishing, teacher training and support, lesson planning, testing and assessment and school performance and compliance management. In our Managed Public Schools and Institutional Business, we compete with companies that provide online curriculum and support services . We also compete with public school districts that offer K-12 online programs of their own or in partnership with other online curriculum vendors. In certain jurisdictions, we expect intense competition from such competitors and by new entrants. Our competitors may adopt similar curriculum delivery, school support and marketing approaches, with different pricing and service packages that may have greater appeal than our offerings. If we are unable to successfully compete for new business, win and renew contracts or students fail to realize sufficient gains in academic performance, our revenue growth and operating margins may decline. Price competition from our current and future competitors could also result in reduced revenues, reduced margins or the failure of our product and service offerings to achieve or maintain more widespread market acceptance.

We may also face competition from publishers of traditional educational materials that are substantially larger than we are and have significantly greater financial, technical and marketing resources, and may enter the field through acquisitions and mergers. As a result, they may be able to devote more resources and move quickly to develop products and services that are superior to our platform and technologies. We may not have the resources necessary to acquire or compete with technologies being developed by our competitors, which may render our online delivery format less competitive or obsolete. These new and well-funded entrants may also seek to attract our key executives as employees based on their acquired expertise in virtual education where such specialized skills are not widely available.

Our future success will depend in large part on our ability to maintain a competitive position with our curriculum and our technology, as well as our ability to increase capital expenditures to sustain the competitive position of our product and retain our talent base. We cannot assure you that we will have the financial resources, technical expertise, marketing, distribution or support capabilities to compete effectively.

Regulatory frameworks on the accessibility of technology are continually evolving due to legislative and administrative developments and the rapid evolution of technology, which could result in increased product development costs and compliance risks.

Our online curriculum is made available to students through computers and other display devices connected to the Internet. This curriculum includes a combination of software applications that include graphics, pictures, videos, animations, sounds and interactive content that present challenges to people with disabilities. A number of states have considered or are considering how electronic and information technology procured with state funds should be made accessible to persons with such disabilities. To the extent they enact laws and regulations to require greater accessibility, we might have to modify our curriculum offerings to satisfy those requirements. In addition, to the extent that we enter into federal government contracts, similar requirements could be imposed on us under Section 508 of the Rehabilitation Act of 1974. We expect that we will continue to modify and improve our curriculum so that it can be made available to the widest audience possible. However, if requirements or technology evolves in such a way as to accelerate or alter the need to make all curriculum accessible, we could incur significant product development costs on an accelerated basis. A failure to meet required accessibility needs could also result in loss or termination of significant contracts or in potential legal liability.

We generate significant revenues from two virtual public schools, and the termination, revocation, expiration or modification of our contracts with these virtual public schools could adversely affect our business, financial condition and results of operation.

In fiscal year 2012, we derived approximately 12% and 13% of our revenues, respectively, from the Ohio Virtual Academy and the Agora Cyber Charter School in Pennsylvania. In aggregate, these schools accounted for approximately 25% of our total revenues. If our contracts with either of these virtual public schools are terminated, the charters to operate either of these schools are not renewed or are revoked, enrollments decline substantially, funding is reduced, or more restrictive legislation is enacted, our business, financial condition and results of operations could be adversely affected.

Highly qualified teachers are critical to the success of our learning systems. If we are not able to continue to recruit, train and retain quality certified teachers, our curriculum might not be effectively delivered to students, compromising their academic performance and our reputation with the Managed Public Schools we serve. As a result, our brand, business and operating results may be adversely affected.

Effective teachers are critical to maintaining the quality of our learning systems and assisting students with their daily lessons. Teachers in the public schools we manage must be state certified and have strong interpersonal communications skills to be able to effectively instruct students in a virtual school setting. They must also possess the technical skills to use our technology-based learning systems. There is a limited pool of teachers with these specialized attributes and the Managed Public Schools we serve must provide competitive compensation packages to attract and retain such qualified teachers.

The teachers in most Managed Public Schools we serve are not our employees and the ultimate authority relating to those teachers resides with the governing body overseeing the schools. However, under many of our service agreements with virtual public schools and blended schools, we have responsibility to recruit, train and manage these teachers. We must also provide continuous training to virtual and blended public school blended teachers so that they can stay abreast of changes in student demands, academic standards and other key trends necessary to teach online effectively. We may not be able to recruit, train and retain enough qualified teachers to keep pace with our growth while maintaining consistent teaching quality in the various Managed Public Schools we serve. Shortages of qualified teachers or decreases in the quality of our instruction, whether actual or perceived, would have an adverse effect on our business.

Our business is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter-to-quarter and adversely impact our working capital and liquidity throughout the year.

Our revenues and operating results normally fluctuate as a result of seasonal variations in our business, principally due to the number of months in a fiscal quarter that our school customers are fully operational and serving students. In the typical academic year, our first and fourth fiscal quarters have fewer than three full months of operations, whereas our second and third fiscal quarters will have three complete months of operations. We ship learning kits to students in the beginning of the school year, our first fiscal quarter, generally resulting in higher learning kit revenues and margins in the first fiscal quarter relative to the other quarters. In aggregate, the seasonality of our revenues has generally produced higher revenues in the first quarter of our fiscal year.

Our operating expenses are also seasonal. Instructional costs and services increase in the first fiscal quarter primarily due to the costs incurred to ship learning kits at the beginning of the school year. These instructional costs may increase significantly quarter-to-quarter as school operating expenses increase. The majority of our selling and marketing expenses are incurred in the first and fourth fiscal quarters, as our primary enrollment season is July through September.

We expect quarterly fluctuations in our revenues and operating results to continue. These fluctuations could result in volatility and adversely affect our cash flow. As our business grows, these seasonal fluctuations may become more pronounced. As a result, we believe that sequential quarterly comparisons of our financial results may not provide an accurate assessment of our financial position.

Our Managed Public School revenues are based in part on our estimate of the total funds each school will receive in a particular school year and our estimate of the full year expenses to be incurred by each school. As a result, differences between our quarterly estimates and the actual funds received and expenses incurred could have an adverse impact on our results of operations and cash flows.

We recognize revenues from certain of our fees to Managed Public Schools ratably over the course of our fiscal year. To determine the pro rata amount of revenues to recognize in a fiscal quarter, we estimate the total funds each school will receive in a particular school year. Additionally, we take responsibility for any operating deficits incurred at most of the Managed Public Schools we serve. Because this may impair our ability to collect the full amount invoiced in a period and therefore collection cannot reasonably be assured, we reduce revenues by the estimated pro rata amount of the school operating loss. We review our estimates of total funds and operating expenses periodically, and we revise as necessary, amortizing any adjustments over the remaining portion of the fiscal year. Actual school funding received and school operating expenses incurred may vary from our estimates or revisions and could adversely impact our results of operations and cash flows.

The continued development of our product and service brands is important to our business. If we are not able to maintain and enhance these brands, our business and operating results may suffer.

Enhancing brand awareness is critical to attracting and retaining students, and for serving additional virtual and blended public schools, school districts and online private schools and we intend to spend significant resources to accomplish that objective. These efforts include sales and marketing directed to targeted locations as well as the national marketplace, discreet student populations, the educational community at large, key political groups, image-makers and the media. We believe that the quality of our curriculum and management services has contributed significantly to the success of our brands. As we continue to increase enrollments and extend our geographic reach and product and service offerings, maintaining quality and consistency across all of our services and products may become more difficult to achieve, and any significant and well-publicized failure to maintain this quality and consistency will have a detrimental effect on our brands. We cannot provide assurances that our new sales and marketing efforts will be successful in further promoting our brands in a competitive and cost effective manner. If we are unable to further enhance our brand recognition and increase awareness of our products and services, or if we incur excessive sales and marketing expenses, our business and results of operations could be adversely affected.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our patent, trademarks, trade secrets, copyrights, domain names and other intellectual property rights are important assets. For example, we have been granted two patents relating to the hardware and network infrastructure of our Online School, including the system components for creating and administering assessment tests and our lesson progress tracker and two patents related to foreign language instruction. Additionally, we are the copyright owner of the courses comprising our proprietary curriculum.

Various events outside of our control pose a threat to our intellectual property rights. For instance, effective intellectual property protection may not be available in every country in which our products and services are distributed or made available through the Internet. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming. Any unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

Although we seek to obtain patent protection for our innovations, it is possible that we may not be able to sufficiently protect some of these innovations. In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important. Furthermore, there is always the possibility, despite our efforts, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable.

We also seek to maintain certain intellectual property as trade secrets. This secrecy could be compromised by outside parties, whether through breach of our network security or otherwise, or by our employees or former employees, intentionally or accidentally, which would cause us to lose the competitive advantage resulting from these trade secrets. Third parties may acquire domain names that are substantially similar to our domain names leading to a decrease in the value of our domain names and trademarks and other proprietary rights.

Lawsuits against us alleging infringement of the intellectual property rights of others and such actions would be costly to defend, could require us to pay damages or royalty payments and could limit our ability or increase our costs to use certain technologies in the future.

Companies in the Internet, software, technology, education, curriculum and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. Regardless of the merits, intellectual property claims are time-consuming and expensive to litigate or settle. In addition, to the extent claims against us are successful, we may have to pay substantial monetary damages or discontinue certain our products, services or practices that are found to be in violation of another party’s rights. We also may have to seek a license and make royalty payments to continue offering our products and services or following such practices, which may significantly increase our operating expenses.

We may be subject to legal liability resulting from the actions of third parties, including independent contractors, business partners, or teachers, which could cause us to incur substantial costs and damage our reputation.

We may be subject, directly or indirectly, to legal claims associated with the actions of or filed by our independent contractors, business partners, or teachers. In the event of accidents or injuries or other harm to students, we could face claims alleging that we were negligent, provided inadequate supervision or were otherwise liable for their injuries. Additionally, we could face claims alleging that our independent curriculum contractors or teachers infringed the intellectual property rights of third parties. A liability claim against us or any of our independent contractors, business partners, or teachers could adversely affect our reputation, enrollment and revenues. Even if unsuccessful, such a claim could create unfavorable publicity, cause us to incur substantial expenses and divert the time and attention of management.

Unauthorized disclosure or manipulation of student, teacher and other sensitive data, whether through breach of our network security or otherwise, could expose us to costly litigation or could jeopardize our contracts with virtual public schools or blended schools.

Maintaining our network security and internal controls over access rights is of critical importance because our Student Administration Management System (“SAMS”) stores proprietary and confidential student and teacher information, such as names, addresses, and other personal information. Individuals and groups may develop and deploy viruses, worms and other malicious software programs that attack or attempt to infiltrate SAMS.

If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, third parties may receive or be able to access student records and we could be subject to liability or our business could be interrupted. Penetration of our network security could have a negative impact on our reputation and could lead virtual public schools, blended schools and parents to choose competitive offerings. As a result, we may be required to expend significant resources to provide additional protection from the threat of these security breaches or to alleviate problems caused by these breaches. Additionally, we run the risk that employees or vendors could illegally disclose confidential educational information.

We rely on the Internet to enroll students and to deliver our products and services to children, which exposes us to a growing number of legal risks and increasing regulation.

We collect information regarding students during the online enrollment process and a significant amount of our curriculum content is delivered over the Internet. As a result, specific federal and state laws that could have an impact on our business include the following:

•            the Children’s Online Privacy Protection Act, which restricts the distribution of certain materials deemed harmful to children and imposes additional restrictions on the ability of online companies to collect personal information from children under the age of 13;

•            the Family Educational Rights and Privacy Act, which imposes parental or student consent requirements for specified disclosures of student information, including online information;

•            the Communications Decency Act, which provides website operators immunity from most claims arising from the publication of third-party content; and

•            numerous state cyberbullying laws which require schools to adopt policies on harassment through the Internet or other electronic communications.

In addition, the laws applicable to the Internet are still developing. These laws impact pricing, advertising, taxation, consumer protection, quality of products and services, and are in a state of change. New or amended laws may also be enacted, which could increase the costs of regulatory compliance for us or force us to change our business practices. As a result, we may be exposed to substantial liability, including significant expenses necessary to comply with such laws and regulations.

System disruptions and vulnerability from security risks to our online computer networks could impact our ability to generate revenues and damage our reputation, limiting our ability to attract and retain students.

The performance and reliability of our technology infrastructure is critical to our reputation and ability to attract and retain virtual public schools, blended schools, school district customers, parents and students. Any sustained system error or failure, or a denial of service (“DNS”) attack, could limit our users’ access to our online learning systems, and therefore, damage our ability to generate revenues or provide sufficient documentation to comply with state laws requiring proof that students completed the required number of hours of instruction. Our technology infrastructure could be vulnerable to interruption or malfunction due to events beyond our control, including natural disasters, terrorist activities and telecommunications failures.

We utilize a single logistics vendor for the management, receiving, assembly and shipping of all of our learning kits and printed educational materials. In addition, we utilize another vendor for the reclamation and redeployment of our student computers. Both of these partnerships depend upon execution on the part of us and the vendors. Any material failure to execute properly for any reason, including damage or disruption to either of the vendor’s facilities would have an adverse effect on our business, financial condition and results of operations.

Substantially all of the inventory for our learning kits and printed materials is located in one warehouse facility operated by a third-party logistics vendor which handles receipt, assembly and shipping of all physical learning materials. If this logistics vendor were to fail to meet its obligations to deliver learning materials to students in a timely manner, or if a material number of such shipments are incomplete or contain assembly errors, our business and results of operations could be adversely affected. In addition, we provide computers for a substantial number of our students. Execution or merger integration failures which interfere with the reclamation or redeployment of computers may result in additional costs. Furthermore, a natural disaster, fire, power interruption, work stoppage or other unanticipated catastrophic event, especially during the period from May through September when we are awaiting receipt of most of the curriculum materials for the school year and have not yet shipped such materials to students, could significantly disrupt our ability to deliver our products and operate our business. If any of our material inventory items were to experience any significant damage, we would be unable to meet our contractual obligations and our business would suffer.

Any significant interruption in the operations of our data centers could cause a loss of data and disrupt our ability to manage our network hardware and software and technological infrastructure.

We host our products and serve all of our students from third-party data center facilities. As part of our risk mitigation plan, we opened a second data center. Even with such redundancy, we may not be able to prevent a significant interruption in the operation of these facilities or the loss of school and operational data due to a natural disaster, fire, power interruption, act of terrorism or other unanticipated catastrophic event. Any significant interruption in the operation of these facilities, including an interruption caused by our failure to successfully expand or upgrade our systems or manage our transition to utilizing the expansions or upgrades, could reduce our ability to manage our network and technological infrastructure, which could result in lost sales, enrollment terminations and impact our brand reputation.

Additionally, we do not control the operation of these facilities and must rely on another party to provide the physical security, facilities management and communications infrastructure services related to our data centers. Although we believe we would be able to enter into a similar relationship with another party should this relationship fail or terminate for any reason, our reliance on a single vendor exposes us to risks outside of our control. If this vendor encounters financial difficulty such as bankruptcy or other events beyond our control that causes it to fail to secure adequately and maintain its hosting facilities or provide the required data communications capacity, students of the schools we serve may experience interruptions in our service or the loss or theft of important customer data.

Any significant interruption in the operations of our enrollment centers could disrupt our ability to recommend educational options to parents, respond to service requests and process enrollments.

Our primary enrollment center operations are housed in our corporate headquarters, with secondary facilities in several other locations in the United States. To mitigate operating risk in certain high volume queues, we have the ability to reroute calls to other facilities if a certain facility is unable to temporarily service calls. This plan may not be able to prevent a significant interruption in the operation of any of the facilities due to natural disasters, accidents, failures of our fulfillment provider. However, we have the ability to respond to a service interruption to lessen its impact on customers. Any significant interruption in the operation of any primary facility, including an interruption caused by our failure to successfully expand or upgrade our systems or to manage these expansions or upgrades, could reduce our ability to respond to service requests, receive and process orders and provide products and services, which could result in lost and cancelled sales, and damage to our brand reputation.

Capacity limits on some of our technology, transaction processing systems and network hardware and software may be difficult to project and we may not be able to expand and upgrade our systems in a timely manner to meet significant unexpected increased demand.

As the number of schools we serve increases and our student base grows, the traffic on our transaction processing systems and network hardware and software will rise. We may be unable to accurately project the rate of increase in the use of our transaction processing systems and network hardware and software. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate significant unexpected increased use. If we are unable to appropriately upgrade our systems and network hardware and software in a timely manner, our operations and processes may be temporarily disrupted.

We may be unable to keep pace with changes in technology as our business and market strategy evolves.

As our business and market strategy evolves, we will need to respond to technological advances and emerging industry standards in a cost-effective and timely manner in order to remain competitive. The need to respond to technological changes may require us to make substantial, unanticipated expenditures. There can be no assurance that we will be able to respond successfully to technological change.

Pursuant to our joint venture agreement with Middlebury College, there is a risk that Middlebury College might exercise its right to require us to purchase its ownership interest in our joint venture at fair market value which could adversely affect our financial condition.

A key provision in our joint venture agreement with Middlebury College is its right beginning on April 14, 2015 and upon 180 days advance notice, to require us to purchase all, but not a portion of, its ownership interest in our joint venture at fair market value and based on an independent appraisal. We have the right to pay the redemption cost in cash, stock or a combination thereof, at our option. It is uncertain when or whether Middlebury College would elect to exercise this right and therefore, we cannot at this time determine the form of the redemption payment and therefore the exact impact to our financial condition or dilution to stockholders.

We may be unable to attract and retain skilled employees.

Our success depends in large part on continued employment of senior management and key personnel who can effectively operate our business. If any of these employees leave us and we fail to effectively manage a transition to new personnel, or if we fail to attract and retain qualified and experienced professionals on acceptable terms, our business, financial conditions and results of operations could be adversely affected.

Our success also depends on our having highly trained financial, technical, recruiting, sales and marketing personnel. We will need to continue to hire additional personnel as our business grows. A shortage in the number of people with these skills or our failure to attract them to our Company could impede our ability to increase revenues from our existing products and services, ensure full compliance with federal and state regulations, launch new product offerings, and would have an adverse effect on our business and financial results.

We may need additional capital in the future, but there is no assurance that funds will be available on acceptable terms.

We may need to raise additional funds in order to achieve growth or fund other business initiatives. This financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders. Additionally, any securities issued to raise funds may have rights, preferences or privileges senior to those of existing stockholders. If adequate funds are not available or are not available on acceptable terms, our ability to expand, develop or enhance services or products, or respond to competitive pressures will be limited.

Our curriculum and approach to instruction may not achieve widespread acceptance, which would limit our growth and profitability.

The curriculum offerings and approach to individualized learning are based on the structured delivery, clarification, verification and practice of lesson subject matter. Our goal is to make students proficient at the fundamentals, promote annual growth in learning achievement and instill confidence in a subject prior to confronting new and complex concepts. While our curriculum is aligned with state standards in the jurisdictions where we manage virtual and blended public schools and these schools offer accredited diplomas, this approach is not accepted by all academics and educators, who may favor less formalistic methods and have the ability to negatively influence the market for our products and services. In addition, although our curriculum generally aligns well to the Common Core State Standards (“CCSS”) now in development, the assessment of those standards remains to be completed as does the timing for implementation. As a result, the final CCSS implementation model could vary from state to state, and even from district to district, and therefore, we cannot anticipate at this time the financial and education impact these CCSS may have on our business and financial results.

We previously had and remediated a material weakness in internal control surrounding the project management of our new Oracle eBusiness Suite system which delayed the year-end close from being completed in a timely manner.

Last fiscal year, we experienced a material weakness in our internal control over financial reporting related to the processes surrounding the project management of our ERP implementation, which prevented us from completing our year-end close on schedule and from filing our Form 10-K in a timely manner. Over the course of fiscal year 2012, management dedicated the necessary attention and resources towards our ERP implementation and remediated this material weakness; however, we cannot assure you that additional significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. The existence of a future material weakness could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

Risks Related to This Offering and Our Common Stock

Our Third Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware law may have anti-takeover effects.

Our Third Amended and Restated Certificate of Incorporation (our “certificate of incorporation”) authorizes the issuance of common stock in two classes, Common Stock and preferred stock. Each share of Common Stock or preferred stock entitles the holder to one vote on all matters to be voted upon by stockholders, except for the holders of the Series A Special Stock which are not eligible to vote for the election or removal of directors. In addition, our board of directors (“Board”) has the authority to issue additional shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The ability of our Board to issue additional shares of preferred stock could make it more difficult for a third party to acquire a majority of our voting stock. Other provisions of our certificate of incorporation and Amended and Restated Bylaws (our “bylaws”) also may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could have an adverse effect on the market price of our Common Stock.

In addition, certain provisions of Delaware law applicable to our company could also delay or make more difficult a merger, tender offer or proxy contest involving our company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any “interested stockholder” (as defined in the statute) for a period of three years unless certain conditions are met. In addition, our senior management is entitled to certain payments upon a change in control and certain of the stock options and restricted shares we have granted provide for the acceleration of vesting in the event of a change in control of our company.

We may need additional equity capital, and raising additional capital may dilute existing stockholders.

We believe that our existing capital resources, availability of borrowings under our credit agreement and cash generated from our business will enable us to maintain our current and planned operations. However, if for any reason this is not the case, we may choose to, or be required to, pursue additional capital raising initiatives to fund our operations, which could include equity financings. Although we have no near-term plans to issue additional shares of our common stock in connection with capital raising initiatives, if our capital requirements vary materially from those currently anticipated, we may consider accessing the equity capital markets, along with other financing alternatives, in order to meet our capital requirements. For example, if we grow at a faster rate than we currently expect, we may need to raise additional equity in order to stay in compliance with the terms of our credit agreement, or to maintain a debt to equity ratio that we feel is appropriate. Additional financing may not be available in sufficient amounts or on terms acceptable to us and, in the case of a subsequent primary offering of our common stock, would be dilutive to our existing stockholders. If adequate funds are not available or are not available on acceptable terms, our ability to fund our future growth, take advantage of new opportunities, develop or enhance our offerings or otherwise to respond to competitive pressures would be significantly limited.

Our Board has the authority to issue preferred stock, which could affect the rights of holders of our Common Stock.

Our certificate of incorporation authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by the Board. Accordingly, the Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. Holders of Common Stock will have no preemptive rights to subscribe for a pro rata portion of any preferred stock which may be issued. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. The possible impact on takeover could adversely affect the price of the Common Stock. Although we have no present intention to issue any shares of preferred stock, we may do so in the future.

The market price of our Common Stock may be volatile, which could cause the value of your investment to fluctuate and possibly decline significantly.

The market price of our Common Stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our common stock. You may not be able to resell your shares at or above the current price due to a number of factors such as those listed in “—Risks Related to Our Business and Our Industry.” Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

•                  our operating and financial performance and prospects;

•                  our quarterly or annual earnings or those of other companies in our industry;

•                  the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•                  changes in, or failure to meet, earnings estimates or recommendations by research analysts who track our Common Stock or the stock of other companies in our industry;

•                  the failure of analysts to cover our Common Stock;

•                  strategic actions by us or our competitors, such as acquisitions or restructurings;

•                  announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•                  new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•                  changes in accounting standards, policies, guidance, interpretations or principles;

•                  announcements by third parties or governmental entities of significant claims or proceedings against us;

•                  new laws and governmental regulations, or other regulatory developments, applicable to our industry;

•                  changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

•                  changes in government spending levels on education;

•                  changes in key personnel;

•                  sales of common stock by us, members of our management team or our stockholders;

•                  the granting or exercise of employee stock options or other equity awards;

•                  the volume of trading in our Common Stock; and

•                  the realization of any risks described in this section under the caption “Risk Factors.”

Furthermore, the stock market has recently experienced volatility that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our Common Stock, regardless of our actual operating performance.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Future sales of our Common Stock could adversely affect our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our Common Stock.

We and our existing stockholders may sell additional shares of Common Stock in subsequent public offerings. In connection with future capital raising initiatives or acquisitions, we may also issue additional shares of Common Stock or convertible debt securities. Any sales of a substantial number of shares of our Common Stock or securities convertible into our Common Stock in the public market, or the perception that such sales might occur, may cause the market price of our shares to decline. After the completion of this offering, we will have 100,000,000 shares of Common Stock authorized and 36,850,695 shares of Common Stock outstanding. This number includes 4,000,000 shares that the selling stockholders are selling in this offering, which may be resold immediately in the public market.

If we do not meet the New York Stock Exchange continued listing requirements, our common stock may be delisted.

In order to maintain our listing on the New York Stock Exchange (“NYSE”), we must continue to meet the NYSE minimum share price listing rule, the minimum market capitalization rule and other continued listing criteria. If our Common Stock were delisted, it could (1) reduce the liquidity and market price of our Common Stock; (2) negatively impact our ability to raise equity financing and access the public capital markets; and (3) materially adversely impact our results of operations and financial condition.

This registration will result in a substantial amount of previously unregistered shares of our Common Stock being registered, which may depress the market price of our stock.

As of October 31, 2012, the number of outstanding shares of our Common Stock freely tradable on the NYSE and not owned by the selling stockholders was approximately 32,850,695. Assuming the registration statement of which this prospectus is a part becomes effective and all shares of Common Stock being offered pursuant to this prospectus become freely tradable on the NYSE, this amount will increase to 36,850,695. The sale of the shares of Common Stock could depress the market price of our Common Stock.

We do not currently intend to pay dividends on our Common Stock.

We have never declared or paid any cash dividends on our Common Stock and we currently do not anticipate paying any cash dividends for the foreseeable future. Instead, we anticipate that all of our earnings on our Common Stock will be used to provide working capital, to support our operations, and to finance the growth and development of our business, including potentially the acquisition of, or investment in, businesses, technologies or products that complement our existing business. Any future determination relating to dividend policy will be made at the discretion of our Board and will depend on a number of factors, including, but not limited to, our future earnings, capital requirements, financial condition, future prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits and other factors our Board might deem relevant. Therefore, you are not likely to receive any dividends on your Common Stock for the foreseeable future.

USE OF PROCEEDS

We are filing the Registration Statement of which this prospectus is a part to permit the holders named in the section entitled “Selling Stockholders” to resell shares of our Common Stock in a registered offering, as described under “Plan of Distribution,” in order to satisfy registration rights we have granted to the selling stockholders. We will not receive any proceeds from the sale of these shares by the selling stockholders.  The selling stockholders will pay any underwriting discounts and commissions and transfer taxes incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees, printing and engraving fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is only a summary, and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our certificate of incorporation, our bylaws, and other agreements to which we and our stockholders are parties.

As of October 31, 2012, there were 36,850,695 shares of Common Stock and 2,750,000 shares of Series A Special Stock outstanding, held of record by 50 and 1 stockholders, respectively.

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

The holders of our Common Stock are entitled to the following rights:

Voting Rights

Each share of our Common Stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting, which means that a holder or group of holders of more than 50% of the shares of our common stock can elect all of our directors. Holders of our Series A Special Stock have the right to vote on all matters presented to our stockholders, other than for the election and removal of directors, for which the holders have no voting rights unless such shares are converted to shares of our common stock.

Dividend Rights

The holders of our Common Stock are entitled to receive dividends when and as declared by our Board from legally available sources, subject to any restrictions in our certificate of incorporation or prior rights of the holders of our preferred stock. See “Prospectus Summary—The Offering—Dividend Policy.”

Liquidation Rights

In the event of our liquidation or dissolution, the holders of our Common Stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters

The holders of our Common Stock have no subscription, redemption or conversion privileges. Our Common Stock does not entitle its holders to preemptive rights. All of the outstanding shares of our Common Stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of our Common Stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Preferred Stock

Our Board has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences, and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our Common Stock.

Governing Documents and Delaware Law that May Have an Antitakeover Effect

The provisions of Delaware law, our certificate of incorporation and our bylaws, which are discussed below, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our certificate of incorporation and bylaws, as applicable, among other things, do the following:

•            provide that special meetings of the stockholders may be called only by our Chief Executive Officer or Secretary at the request in writing of a majority of the members of the Board, the Chairman of the Board, the Chief Executive Officer or stockholders holding in aggregate at least 40% of the number of shares outstanding;

•            establish procedures with respect to stockholder proposals and stockholder nominations, including requiring advance written notice of a stockholder proposal or director nomination;

•            not permit action by stockholders by written consent in lieu of a meeting of stockholders;

•            not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Board and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•            provide that vacancies on our Board may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders;

•            require that the vote of holders of 66.67% of the voting power of the outstanding shares entitled to vote generally in the election of directors is required to amend our certificate of incorporation and bylaws; and

•            provide that the Board has the power to alter, amend or repeal the bylaws without stockholder approval.

Our certificate of incorporation authorizes our Board, without further vote or action by the stockholders, to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share, in one or more classes or series, and to fix or alter:

•            the number of shares constituting any class or series;

•            the designations, powers and preferences of each class or series;

•            the relative, participating, optional and other special rights of each class or series; and

•            any qualifications, limitations or restrictions on each class or series.

The above provisions are intended to promote continuity and stability in the composition of our Board and in the policies formulated by the Board, and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are expected to reduce our vulnerability to unsolicited acquisition attempts as well as discourage certain tactics that may be used in proxy fights. Such provisions, however, could discourage others from making tender offers for our shares and, as a consequence, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions could also operate to prevent changes in our management.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). Subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the stockholder became an interested stockholder, unless:

•       prior to the date of the business combination, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•       on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock of the interested stockholder) those shares owned:

•   by persons who are directors and also officers, and

•   by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•    at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes:

•       any merger or consolidation involving the corporation and the interested stockholder;

•       any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•       subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•       any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•       the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Subject to various exceptions, an “interested stockholder” is an entity or person who, together with affiliates and associates, owns (or within three years from the date of determination, did own) 15% or more of the corporation’s outstanding voting stock. This statute could delay, defer or prohibit a merger or other takeover or a change of control of our company.

New York Stock Exchange

Our common stock is listed on the NYSE under the symbol “LRN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company.

SELLING STOCKHOLDERS(1)

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares of common stock subject to warrants or options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the warrants or options but are not deemed outstanding for computing the percentage ownership of any other person.

(1)  NTD: To be reviewed and confirmed by TCV.

The following table sets forth the (i) name of the selling stockholders, (ii) number of shares beneficially owned by the selling stockholders prior to and after the Offering, (iii) number of shares that may be offered under this prospectus by the selling stockholders and (iv) percentage of shares of our Common Stock beneficially owned by the selling stockholders assuming all of the shares covered hereby are sold. The number of shares in the column “Number of Shares Being Offered” represents all of the shares of our Common Stock that the selling stockholders may offer under this prospectus, and assumes the sale of all the shares. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders. The information is based on information provided by or on behalf of the selling stockholders. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information, all or a portion of the shares of Common Stock beneficially owned by the selling stockholders in transactions exempt from the registration requirements of the Securities Act. Based on the information provided to us, (i) the selling stockholders purchased their portion of the shares for investment purposes and for their own account and not for resale or with a view towards distribution thereof and (ii) at the time of the purchase of the shares, the selling stockholders had no agreement or understanding, directly or indirectly, with any person to distribute the shares.

Selling Stockholders(1)	Shares of Common Stock Beneficially Owned Prior to the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offering	Percentage (%)
TCV VII, L.P. (2)	2,617,727	2,617,727	—	—
TCV VII (A), L.P. (2)	1,359,447	1,359,447	—	—
TCV Member Fund, L.P. (2)	22,826	22,826	—	—

(1) The “Percentage Owned” calculations are based on the outstanding shares of Common Stock as of October 31, 2012.

(2) Technology Crossover Management VII, Ltd. (“Management VII”), as the ultimate general partner of TCV VII, L.P. (“TCV VII”) and TCV VII (A), L.P. (“TCV VII(A)”) and a general partner of TCV Member Fund, L.P. (“Member Fund”), and Technology Crossover Management VII, L.P. (“TCM VII”), as the direct general partner of TCV VII and TCV VII(A), may also be deemed to have the sole power to dispose or direct the disposition of the shares held by TCV VII and TCV VII(A) and, with respect to Management VII, the shares held by Member Fund and have the sole power to direct the vote of such shares. Each of Management VII and TCM VII disclaims beneficial ownership of such securities except to the extent of its respective pecuniary interest therein. Under the memorandum and articles of association of Management VII, Jon Q. Reynolds, Jr., a director of the Company and a Class A Director of Management VII, together with eight other individual Class A Directors of Management VII, (collectively, the “Management VII Members”), share voting and dispositive power with respect to the shares beneficially owned by the selling stockholders. Mr. Reynolds and each of the Management VII Members are also limited partners of TCM VII and Member Fund. Management VII, TCM VII, and each of the Management VII Members disclaim beneficial ownership of any shares held by the selling stockholders except to the extent of their respective pecuniary interests therein. The address for each of the selling stockholders is Technology Crossover Ventures, 528 Ramona Street, Palo Alto, California 94301.

PLAN OF DISTRIBUTION

Unless the context otherwise requires, as used in this prospectus, the term “selling stockholder” includes the selling stockholders named in the table above and any of their pledgees, donees, transferees, assignees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus. The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares:

•            in underwritten transactions;

•            ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•            block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•            purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•            an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•            privately negotiated transactions;

•            settlement of short sales;

•            broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•            in the over the counter market;

•            through options, swaps or derivatives;

•            a combination of any such methods of sale; and

•            any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all the shares of Common Stock respectively owned by them and, if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by the selling stockholder. If we are notified by the selling stockholders that any material arrangement has been entered into with an underwriter or a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We have agreed to keep the registration statement effective until such date that is the earlier of (i) the date as of which all of the shares are eligible to be sold without restriction pursuant to Rule 144 (or any successor rule thereto) under the Securities Act or (ii) the date when all of the shares offered hereby are sold. The selling stockholders may sell all, some or none of their shares in this Offering.

We are required to pay certain fees and expenses incurred incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Latham & Watkins LLP, Washington, District of Columbia. If the offered securities are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The financial statements and schedule as of June 30, 2012 and 2011 and for each of the three years in the period ended June 30, 2012 and management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2012 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet website at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our Common Stock, including certain exhibits and schedules. You can obtain a copy of the Registration Statement from the SEC at the address listed above or from the SEC’s Internet website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus or termination of the offering.

(1)                   Our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, including information specifically incorporated by reference therein from our Proxy Statement for our 2012 Annual Meeting of Stockholders, as filed with the SEC on September 12, 2012;

(2)                   Our Current Reports on Form 8-K, as filed with the SEC on September 13, 2012, October 17, 2012 and October 26, 2012;

(3)                   The description of our Common Stock contained in our Registration Statement on Form 8-A dated December 30, 2008; and

(4)                   Any other filings we make pursuant to the Exchange Act after the date of filing the initial Registration Statement and prior to effectiveness of the Registration Statement (other than any information in such reports that is deemed to have been furnished to, rather than filed with, the SEC in accordance with SEC rules).

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, including exhibits, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

K12 Inc.
2300 Corporate Park Drive
Herndon, VA  20171

Attention: Investor Relations

Telephone: (703) 483-7000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by K12 (except any underwriting discounts and commissions and transfer taxes incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

*SEC registration fee	$12,570
**Printing and engraving expenses	$3,000
**Legal fees and expenses	$30,000
**Accounting fees and expenses	$10,000
**Transfer agent and registrar fees	$—
**Miscellaneous expenses	$—
**Total expenses	$55,570

*                           Previously paid.

**                    Estimated.

Item 15. Indemnification of Directors and Officers.

We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Our Third Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL. Our Amended and Restated Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act.

We have entered into written indemnification agreements with our directors and executive officers. Under these agreements, if an officer or director makes a claim of indemnification or advancement of expenses to us, either a majority of the disinterested directors, a committee of disinterested directors, an independent legal counsel if there are no disinterested directors or the stockholders must review the relevant facts and determine whether the officer or director has met the standards of conduct that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the applicable officer or director.

Item 16. Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

3.1

Third Amended and Restated Certificate of Incorporation of K12 Inc. (Incorporated by reference to Exhibit 3.1 to K12’s Quarterly Report on Form 10-Q (File No. 001-33883) for the quarter ended December 31, 2007).

3.2	Amended and Restated Bylaws of K12 Inc. (Incorporated by reference to Exhibit 3.2 to K12’s Quarterly Report on Form 10-Q (File No. 001-33883) for the quarter ended December 31, 2007).

5.1*	Opinion of Latham & Watkins LLP.

23.1**	Consent of BDO USA, LLP.

23.2*	Consent of Latham & Watkins LLP (Included in Exhibit 5.1).

24.1**	Power of Attorney (See page II-5 of this Registration Statement).

*                                         Previously filed

**                                  Filed herewith

Item 17. Undertakings.

Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) of the Securities Act shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(5) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7), (b)(5), or (b)(7) of the Securities Act as part of this Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in this Registration Statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(e) of Regulation S-K. The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Fairfax, commonwealth of Virginia, on November 1, 2012.

K12 INC.

By:	/s/ Ronald J. Packard
Ronald J. Packard
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of K12 Inc., hereby severally constitute and appoint Ronald J. Packard and Howard D. Polsky and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable K12 Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald J. Packard	Chief Executive Officer	November 1, 2012
Ronald J. Packard

/s/ Harry H. Hawks	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	November 1, 2012
Harry H. Hawks

/s/ Nathaniel A. Davis	Chairman of the Board of Directors	November 1, 2012
Nathaniel A. Davis

/s/ Craig R. Barrett	Director	November 1, 2012
Craig R. Barrett

/s/ Guillermo Bron	Director	November 1, 2012
Guillermo Bron

/s/ John M. Engler	Director	November 1, 2012
John M. Engler

/s/ Steven B. Fink	Director	November 1, 2012
Steven B. Fink

/s/ Mary H. Futrell	Director	November 1, 2012
Mary H. Futrell

/s/ Jon Q. Reynolds, Jr.	Director	November 1, 2012
Jon Q. Reynolds, Jr.

/s/ Andrew H. Tisch	Director	November 1, 2012
Andrew H. Tisch

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

3.1

Third Amended and Restated Certificate of Incorporation of K12 Inc. (Incorporated by reference to Exhibit 3.1 to K12’s Quarterly Report on Form 10-Q (File No. 001-33883) for the quarter ended December 31, 2007).

3.2	Amended and Restated Bylaws of K12 Inc. (Incorporated by reference to Exhibit 3.2 to K12’s Quarterly Report on Form 10-Q (File No. 001-33883) for the quarter ended December 31, 2007).

5.1*	Opinion of Latham & Watkins LLP.

23.1**	Consent of BDO USA, LLP.

23.2*	Consent of Latham & Watkins LLP, included in Exhibit 5.1 (Included in Exhibit 5.1).

24.1**	Power of Attorney (See page II-5 of this Registration Statement).

*                                         Previously filed

**                                  Filed herewith